                                                                     Exhibit 3.1

                       CERTIFICATE OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            THE BRICKMAN GROUP, LTD.

          The undersigned, being the duly elected and authorized President of The Brickman Group, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          FIRST: That the Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on November 20,1997 under the name "Brickman Acquisition Corp."

          SECOND: That by written consent of the Board of Directors dated May 21, 1999, a resolution was duly adopted setting forth a proposed amendment and restatement of the Certificate of Incorporation of the Corporation (the "Amendment and Restatement"), declaring said Amendment and Restatement to be advisable and calling for consideration of said proposed Amendment and Restatement by the stockholders of the Corporation. The resolution setting forth the Amendment and Restatement is as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be restated and integrated and also further amended to read as set forth in Exhibit A attached hereto.

          SECOND: That thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment and Restatement was approved by the stockholders of the Corporation by written consent dated July 31, 1999.

          THIRD: That said Amendment and Restatement was duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amended and Restated Certificate of Incorporation this 30th day of August, 1999.

                                                THE BRICKMAN GROUP, LTD.


                                                By: /s/ Scott W. Brickman
                                                    ----------------------------
                                                Name: Scott W. Brickman
                                                Title: President

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            THE BRICKMAN GROUP, LTD.

                                   ARTICLE ONE

          The name of the corporation is THE BRICKMAN GROUP, LTD.

                                   ARTICLE TWO

          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

          A. AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation has authority to issue is 7,700,000 shares, consisting of:

          1. 1,100,000 shares of Class A Voting Common Stock, par value $.01 per share ("Class A Voting Common");

          2. 1,100,000 shares of Class A Non-Voting Common Stock, par value $.01 per share ("Class A Non-Voting Common");

          3. 200,000 shares of Class B Voting Common Stock, par value $.01 per share ("Class B Voting Common");

          4. 200,000 shares of Class B Non-Voting Common Stock, par value $.01 per share ("Class B Non-Voting Common"),

          5. 100,000 shares of Class C Non-Voting Common Stock, par value $.01 per share ("Class C Non-Voting Common"); and

          6. 5,000,000 shares of Preferred Stock, par value $.0l per share,

The Class A Voting Common and Class A Non-Voting Common are sometimes referred to collectively herein as the "Class A Common." The Class B Voting Common and Class B Non-Voting Common are sometimes referred to collectively herein as the "Class B Common." The Class C Non-Voting Common is sometimes referred to herein as the "Class C Common." The Class A Voting Common and the Class B Voting Common are sometimes referred to collectively herein as the "Voting Common" and the Class A Non-Voting Common, the Class B Non-Voting Common and the Class C Non-Voting Common are sometimes referred to herein as the "Non-Voting Common." The Class A Common, Class B Common, Class C Common and any other common stock issued hereafter, are referred to collectively as the "Common Stock." The Common Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Parts A, B, C or D of this Article Four are defined in Part E.

          B. PREFERRED STOCK. Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, preferences and rights as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased, acquired or converted into shares of Common Stock by the Corporation may not be reissued except as otherwise provided herein or by law. Except as otherwise required by law, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

          Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware (the "Corporation Law"). Without limiting the generality of the foregoing, except as otherwise provided herein or in the resolutions providing for the issuance of any other series of Preferred Stock, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided herein or in the resolutions providing for the issuance of any series of Preferred Stock, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

          C. SERIES A 12% CUMULATIVE PREFERRED STOCK.

          Designation. 1,000,000 shares of Preferred Stock, par value $.01 per share, are hereby constituted as a series thereof having the designation of "Series A Preferred Stock."

          Section 1. Dividends.

          1A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred as provided in this Section 1. Dividends on each share of the Series A Preferred (a "Share") shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or (ii) the date on which such Share is otherwise acquired by the Corporation and payment in full has been made with respect to such Share. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Common Stock.

          1B. Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1998, (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

          1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the number of Shares held by each such holder.

          Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Common Stock, an amount in cash equal to the aggregate Liquidation Value of all such Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A Preferred shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder. Not less than 10 days prior to the Payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

          Section 3. Priority of Series A preferred on Dividends and Redemptions. So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Common Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Common Stock; provided, however, that the Board of Directors may authorize the Corporation to repurchase shares of the Corporation's capital stock from individuals after the employment of those individuals has been terminated.

          Section 4. Voting Rights. Except as otherwise required by applicable law, the holders of the Series A Preferred shall not be entitled to vote on any matters submitted to the stockholders for a vote; provided, however, that without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall not enter into any consolidation, merger, combination or other transaction, the consummation of which would (x) cause any then current holder of the Series A Preferred to cease to be the beneficial owner of any of such holder's shares of Series A Preferred except in redemption of their shares pursuant to Section 5 of this Part C or (y) adversely affect the rights of the holders of the outstanding shares of Series A Preferred as set forth herein. The holders of the Series A Preferred shall also vote as a separate class with respect to any proposed amendment of this Part C in accordance with Section 8 below.

          Section 5. Redemptions.

          5A. Special Redemptions.

               (a) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Series A Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership. The holder or holders of at least 66 2/3% of the shares of Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation's notice and (b) five days prior to the consummation of the Change in Ownership (the "Expiration Date"). The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption (by giving written notice to the Corporation) of all or any portion of the Series A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation's receipt of such election(s). If in any case a proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded. The term "Change in Ownership" means any sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of affiliated Persons (other than the holders of the Class A Common and Series A Preferred as of May 15, 1998 and their Permitted Transferees, as a class) holding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors.

               (b) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Series A Preferred not more than 45 days nor less than 20 days prior to the consummation thereof. The holder or holders of at least 66 2/3% of the number of shares of Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series A Preferred (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded.

               (c) Redemptions made pursuant to this Section 5 shall not relieve the Corporation of its obligation to redeem Preferred Stock on the Scheduled Redemption Dates pursuant to Section 5B hereof.

          5B. Scheduled Redemptions. The Corporation shall redeem, pro rata from each holder of Series A Preferred, the corresponding percentage specified below of the outstanding Shares of Series A Preferred on January 1 of each year, commencing in 2007 and ending in 2008 (the "Scheduled Redemption Date), at a price per Share equal to the Liquidation value thereof (plus all accrued and unpaid dividends thereon):

Scheduled Redemption Date                 Percentage of Outstanding Shares
-------------------------                 --------------------------------
January 1, 2007                                          50%
January 1, 2008                                         100%

          Section 6. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

          Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          Section 8. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 8 of this Part C unless it is consented to or approved by the holders of at least 66 2/3% of the number of shares of Series A Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series A Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred or the times at which redemption of Series A Preferred is to occur, without the prior written consent of the holders of at least 90% of the shares of Series A Preferred then outstanding (except that the advance notice required by the last sentence of Section 2 hereof may be waived by the holders of 66 2/3% of the number of shares of Series A Preferred outstanding at the time such action is taken), or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 90% of the shares of Series A Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior consent or approval of the holders of the applicable percentage of the Series A Preferred then outstanding.

          Section 9. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

          D. COMMON STOCK

          Section 1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series, including as may be designated by the Board of Directors upon any issuance of the

Preferred Stock of any series. Other than with respect to the difference between the voting rights of the Voting and Non-Voting classes of Class A Common and Class B Common, the powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Class A Common shall in all respects be identical to those of the Class B Common and the Class C Common except with respect to rights to dividends and preferences upon the dissolution or liquidation of the Corporation, as provided in Section 4 of this Part D. The powers, preferences and rights of and the qualifications, limitations and restrictions of, the Class A Voting Common shall in all respects be identical to those of the Class A Non-Voting Common except with respect to voting rights, as provided in Section 2 of this Part D. The powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Class B Voting Common shall in all respects be identical to those of the Class B Non-Voting Common except with respect to voting rights, as provided in Section 2 of this Part D.

          Section 2. Voting.

          2A. General. Except as otherwise required by applicable law or other provisions of this Certificate of Incorporation, holders of the Voting Common are entitled, at all meetings of stockholders and with respect to all written actions in lieu of meetings, to one vote for each share of Voting Common held, and the holders of Voting Common shall vote together as a single class. At any meeting held for the purpose of voting on any matter on which, pursuant to the Corporation Law, the holders of Voting Common (or any class of Common Stock voting separately) shall have a right to vote, the presence in person or by proxy of the holders of a majority of the shares of Voting Common (or any class of Common Stock voting separately) then entitled to vote shall constitute a quorum.

          2B. Non-Voting Common Voting Rights. Except as otherwise required by law, the holders of the outstanding shares of Non-Voting Common shall not be entitled to vote on any matter, provided, however, that without the affirmative vote of the holders of a majority of the outstanding shares of the Class A Non-Voting Common, neither this Section 2B nor Section 5 of this Part D may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of the Class A Non-Voting Common so as to affect the holders thereof or the Corporation adversely; provided further that without the affirmative vote of the holders of a majority of the outstanding shares of the Class B Non-Voting Common, neither this Section 2B nor Section 5 of this Part D may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of Class B Non-Voting Common so as to affect the holders thereof or the Corporation adversely.

          2C. Class B Common Voting Rights. Without the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common, none of the second sentence of Section 1, this Section 2C and Sections 4 (except as provided in Section 10) and 5 of this Part D may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of the Class B Common so as to affect the holders thereof or the Corporation adversely.

          2D. Class C Common Voting Rights. Without the affirmative vote of the holders of a majority of the outstanding shares of the Class C Common, none of the second sentence of Section 1, this Section 2D and Sections 4 (except as provided in Section 10) may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of the Class C Common so as to affect the holders thereof or the Corporation adversely.

          Section 3. Dividends; Stock Splits.

          3A. Dividends. No dividends may be declared or paid on the Common Stock (whether Class A Common, Class B Common or Class C Common) in cash or debt of the Corporation for so long as any shares of Series A Preferred Stock are outstanding. Thereafter, dividends shall be paid to holders of the Class A Common, Class B Common and Class C Common in accordance with the terms of
Section 4 below.

          3B. Stock Splits. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split, stock dividend or otherwise) Class A Voting Common or Class A Non-Voting Common unless the outstanding shares of the other class of Class A Common shall be proportionately subdivided or combined. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split, stock dividend or otherwise) Class B Voting Common or Class B Non-Voting Common unless the outstanding shares of the other class of Class B Common shall be proportionately subdivided or combined. If the Corporation subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split, stock dividend or otherwise) a class of the outstanding Common Stock (whether Class A Common, Class B Common or Class C Common), all such subdivisions and combinations shall be payable only in Class A Voting Common to the holders of Class A Voting Common, in Class A Non-Voting Common to the holders of Class A Non-Voting Common, in Class B Voting Common to the holders of Class B Voting Common, in Class B Non-Voting Common to the holders of Class B Non-Voting Common and in Class C Non-Voting Common to the holders of Class C Non-Voting Common. After the Issuance Event (as defined below), the Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split, stock dividend, or otherwise) Class A Common, Class B Common or Class C Common unless the other classes of Common Stock shall be proportionately subdivided or combined.

          Section 4. Distributions; Certain Business Combinations. Until such time as the Corporation issues Preferred and Common Stock, the aggregate Liquidation Value and Original Cost of which exceed $85 million (the "Issuance Event"), the relative priorities and preferences of holders of Class A Common, Class B Common and Class C Common upon any Distribution, including the dissolution or liquidation of the Corporation, shall be governed by the provisions of Paragraph 4A below (the "Pre-Issuance Priorities"), and thereafter, the relative priorities and preferences of the holders of Class A Common, Class B Common and Class C Common shall be governed by the provisions of paragraph 4B below (the "Post-Issuance Priorities"). Upon the occurrence of the Issuance Event, the Corporation shall adjust (by stock split, stock dividend, reverse stock split or other similar mechanisms) the outstanding shares of Class A Common and/or Class C Common according to the following calculations: first, the aggregate number of shares of Class A Common, Class B Common and Class C Common outstanding after giving effect to such adjustments (the

"Total Common Outstanding") shall equal the number obtained by dividing the number of outstanding shares of Class B Common by .12; second, the number of shares of Class A Common outstanding immediately after the Issuance Event shall equal the number obtained by multiplying "A" times "B," where "A" is .88 less the Class C Adjusted Fraction and "B" is the Total Common Outstanding; third, the number of shares of Class C Common outstanding immediately after the Issuance Event shall equal the number obtained by multiplying the Class C Adjusted Fraction by the Total Common Outstanding. As used herein, the "Class C Adjusted Fraction" shall mean the product of .01 times a fraction, the numerator of which is the number of shares of Class C Common then outstanding and the denominator of which is 100,000; provided that in no case shall the Class C Adjusted Fraction be greater than .01.

          4A. Pre-Issuance Priorities. Upon any Distribution or the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock, in accordance with the following priorities:

               (a) First, until each holder of the Class A Common receives Distributions equal to the Original Cost of such Class A Common, 100% of any Distribution shall be made to the holders of Class A Common.

               (b) Second, until each holder of the Class B Common receives Distributions equal to the Original Cost of such Class B Common, 100% of any Distribution shall be made to the holders of Class B Common.

               (c) Third, until each bolder of the Class C Common receives Distributions equal to the Original Cost of such Class C Common, 100% of any Distribution shall be made to the holders of Class C Common.

               (d) Fourth, until each holder of the Class A Common achieves a 12% IRR, 100% of any Distribution shall be made to the holders of Class A Common.

               (e) Fifth, after each holder of the Class A Common achieves a 12% IRR and until each holder of the Class A Common achieves the Target IRR, the total of any further Distributions shall be divided as follows: (i).88 minus the Class C Adjusted Fraction, to the holders of Class A Common, (ii) .12 to the holders of Class B Common and (iii) the Class C Adjusted Fraction to the holders of Class C Common.

               (f) Sixth, after each holder of the Class A Common achieves the Target IRR, the total of any further Distributions shall be divided as follows: (i) .83 minus the Class C Adjusted Fraction, to holders of Class A Common, (ii) .17 to holders of Class B Common and (iii) the Class C Adjusted Fraction to the holders of Class C Common.

In the event that the holders of Common Stock are to receive any cash, securities or other property on account of their shares of Common Stock as a consequence of an Asset Sale or a Change in Control, the cash, securities or other property so received shall be allocated among the holders of the

Common Stock in every respect as though there had occurred a dissolution and liquidation of the Corporation, as provided in the foregoing clauses (a), (b)
(c), (d), (e) and (f).

          4B. Post-Issuance Priorities. Upon any Distribution or the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock, in accordance with the following priorities:

               (a) First, until each holder of the Class A Common receives Distributions equal to the Original Cost of such Class A Common, 100% of any Distribution shall be made to the holders of Class A Common.

               (b) Second, until each holder of the Class B Common receives Distributions equal to the Original Cost of such Class B Common, 100% of any Distribution shall be made to the holders of Class B Common.

               (c) Third, until each holder of the Class C Common receives Distributions equal to the Original Cost of such Class C Common, 100% of any Distribution shall be made to the holders of Class C Common.

               (d) Fourth, until each holder of the Class A Common achieves a 12% IRR, 100% of any Distribution shall be made to holders of Class A Common.

               (e) Fifth, until each holder of the Class A Common achieves the Target IRR, holders of Class A Common will receive the Class A Percentage of all Distributions, holders of Class B Common will receive the Class B Percentage of all Distributions and holders of Class C Common will receive the Class C Percentage of all Distributions.

               (f) Sixth, after each holder of the Class A Common achieves the Target IRR, holders of Class A Common will receive the Class A Incentive Percentage of all Distributions, holders of Class B Common will receive the Class B Incentive Percentage of all Distributions and holders of Class C Common will receive the Class C Percentage of all Distributions.

In the event that the holders of Common Stock are to receive any cash, securities or other property on account of their shares of Common Stock as a consequence of an Asset Sale or a Change in Control, the cash, securities or other property so received shall be allocated among the holders of the Common Stock (after paying to each holder of Preferred Stock an amount equal to the Liquidation Value (plus all accrued and unpaid dividends thereon) of the Preferred Stock held by such holder) in every respect as though there had occurred a dissolution and liquidation of the Corporation, as provided in the foregoing clauses (a), (b), (c), (d), (e) and (f).

          4C. Distribution of Non-Cash Assets. In the event the assets to be distributed to the holders of the Common Stock pursuant to this Section 4 consist, in whole or in part, of assets other than cash ("Non-Cash Assets"), the distributions to all holders of Common Stock (whether of

Class A Common, Class B Common or Class C Common) shall be of the same proportion of cash to Non-Cash Assets (or, in the event that holders shall be entitled to elect whether to receive cash or Non-Cash Assets, or to elect among various categories of Non-Cash Assets, the holders of all Common Stock (whether Class A Common, Class B Common or Class C Common) shall have rights of election proportionate to the amount per share that each is entitled to receive pursuant to this Section 4. In the event of any distribution of Non-Cash Assets, the value of such Non-Cash Assets shall be determined by the Board of Directors, acting in good faith.

          Section 5. Conversion.

          5A. Conversion. Each holder of Voting Common (including without limitation any SBIC holder) shall be entitled at any time, if such holder has or is reasonably expected to have a Regulatory Problem, to convert any or all of the shares of such holder's Voting Common into an equal number of shares of the same class of Non-Voting Common, but only to the extent that conversion of such holder's Voting Common into the same class of Non-Voting Common will not cause a Tax Problem for the Corporation. Each holder of Non-Voting Common (including without limitation any SBIC holder but excluding any holder of Class C Common) shall be entitled at any time to convert any or all of the shares of such holder's Non-Voting Common into an equal number of shares of the same class of Voting Common, but only to the extent that conversion of such holder's Non-Voting Common into the same class of Voting Common will not cause a Tax Problem for the Corporation. However, notwithstanding the foregoing, no Non-Voting Stockholder affiliated with a Bank Holding Company (other than any SBIC holder) that acquired the Corporation's Common Stock pursuant to Section 4(c)(7) of the Bank Holding Company Act of 1956, as amended (a "BHCA Company"), may convert Non-Voting Common into Voting Common unless a Conversion Event (as defined below) occurs or is expected to occur. For purposes of this Section 5, a holder shall be deemed to have a "Regulatory Problem" when such holder and such holder's affiliates would own, control or have power over a greater quantity of securities of any kind issued by the Corporation than are permitted under any applicable requirement of any governmental authority, or would not be able to hold an investment or provide financing to the Corporation in compliance with any applicable requirement of any governmental authority. A conversion shall cause the Corporation a "Tax Problem" if the conversion could reasonably be expected to prevent the Corporation from amortizing its goodwill under (S) 197 of the Internal Revenue Code of 1986, as amended.

          5B. Conversion of Non-Voting Common by a BHCA Company.

               (a) In connection with the occurrence (or the expected occurrence as described in (iii) below) of any Conversion Event, each holder of Class A Non-Voting Common that is a BHCA Company shall be entitled to convert into an equal number of shares of Class A Voting Common any or all of the shares of such holder's Class A Non-Voting Common being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

               (b) A "Conversion Event" shall mean (A) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (B) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided that such sale has been approved by the Corporation's Board of Directors or a committee thereof), (C) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Class B Common being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors, (D) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (E) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the Corporation's Board of Directors or a committee thereof).

               (c) Each BHCA Company holder of Class A Non-Voting Common shall be entitled to convert shares of Class A Non-Voting Common in connection with any Conversion Event if such holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any holder of Class A Non-Voting Common to the Corporation stating such holder's reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation shall not cancel the shares of Class A Non-Voting Common so converted before the tenth day following such Conversion Event and shall reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Class A Non-Voting Common are converted into shares of Class A Voting Common in connection with a Conversion Event and such shares of Class A Voting Common are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Class A Voting Common shall be promptly converted back into the same number of shares of Class A Non-Voting Common.

          5C. Conversion Procedure. To convert any shares of Voting Common into shares of Non-Voting Common, or any shares of Non-Voting Common into shares of Voting Common, the holder thereof shall surrender the certificate or certificates for such shares at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) together with written notice that such holder elects to convert all or any number of the shares of the Common Stock represented by such certificate or certificates. Such notice shall state (i) such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and (ii) the basis on which such holder believes that such conversion will not cause a Tax Problem for the Corporation. Unless otherwise provided in connection with a Conversion Event, each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common or Class A Common, as the case may be, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common or Class B Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common or Class B Common represented thereby.

          Section 6. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore, representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

          Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section 8, Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          Section 9. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

          Section 10. Amendment and Waiver, No amendment or waiver of any provision of this Article Four shall be effective without the prior approval or consent of the holders of a 66 2/3% of the then outstanding Voting Common voting as a single class; provided that no amendment to this Part D as to any terms or provisions of, or for the benefit of, any class of Common Stock that adversely affects the powers, preferences or special rights of such class of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such affected class of Common Stock, voting as a single class. Notwithstanding the foregoing, upon the occurrence of an Issuance Event, the holders of a majority of the Class A Voting Common will be entitled to delete Section 4A of this paragraph D.

          E. DEFINITIONS.

          "Affiliate" of a Person means any other Person, entity or investment fund controlling, controlled by or under common control with such Person and, in the case of a Person which is a partnership or a limited liability company, any partner or member, respectively, of the Person.

          "Asset Sale" means a sale or other disposition of more than 75% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business).

          "Brickmans" means collectively Theodore W. Brickman, Jr., Sally B. Brickman, Scott W. Brickman, Steven G. Brickman, Susan B. McGrath and Julie B. Carr.

          "Business Combination" means any recapitalization, reorganization, merger, or consolidation of the Corporation.

          "Change in Control" shall mean a Business Combination in which the Investors, the Brickmans and their respective Permitted Transferees, together, cease to own capital stock of the surviving Person possessing the voting power (under ordinary circumstances) to elect a majority of such Person's board of directors (or similar governing body) after the consummation of the Business Combination. However, notwithstanding the foregoing, if either separately or together with Northwestern Mutual Life or a Subsidiary of BancBoston Capital Inc. own capital stock of the surviving corporation possessing the voting power to elect or designate a majority of such Person's board of directors (or similar governing body) after the consummation of the Business Combination, a Change of Control shall have occurred.

          "Class A Incentive Percentage" means the Class A Percentage minus the Class B Percentage Increase.

          "Class A Percentage" means the percentage equal to a fraction, the numerator of which is the number of shares of Class A Common outstanding and the denominator of which is the number of shares of Class A Common, Class B Common and Class C Common outstanding.

          "Class B Incentive Percentage" means the Class B Percentage plus the Class B Percentage Increase.

          "Class B Percentage" means the percentage equal to a fraction, the numerator of which is the number of shares of Class B Common outstanding and the denominator of which is the number of shares of Class A Common, Class B Common and Class C Common outstanding.

          "Class B Percentage Increase" means the percentage equal to (i) the Class B Percentage multiplied by 17/12 minus (ii) the Class B Percentage.

          "Class C Percentage" means the percentage equal to a fraction, the numerator of which is the number of shares of Class C Common outstanding and the denominator of which is the number of shares of Class A Common, Class B Common and Class C Common outstanding.

          "Distribution" means each distribution made by the Corporation to holders of the Common Stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise, including pursuant to a redemption or repurchase by the Corporation; provided that any recapitalization or exchange of any Common Stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding Common Stock shall not be a Distribution.

          "Family Group" means (i) each Brickman and each Brickman's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such individual and/or such individual's spouse and/or descendants and (ii) any stockholder of The Brickman Group, Ltd. as of November 1, 1997.

          "Fundamental Change" means an Asset Sale or a Change in Control.

          "Investor" means any Person identified as such in the Stockholders Agreement, dated as of January 12, 1998.

          "Investor Affiliate" means (i) any other Person, directly or indirectly controlling, controlled by or under common control with such Investor, (ii) any partner of an Investor which is a partnership and (iii) in the case of First Chicago Equity Corp., The Northwestern Mutual Life Insurance Company or any of its affiliates or investment entities and (iv) in the case of The Northwestern Mutual Life Insurance Company and its affiliates and investment entities, First Chicago Equity Corp.

          "IRR" means the annual interest rate, compounded quarterly, which, when used to calculate the net present value as of January 12, 1998 of all Cash Inflows and all Cash Outflows (as defined below), causes such net amount to equal zero. "Cash Inflows" as used herein shall include all cash payments received by holders of the Series A Preferred and Class A Common (in the aggregate) with respect to or in exchange for the Series A Preferred and Class A Common owned by holders of the Series A Preferred and Class A Common (in aggregate). "Cash Outflows" as used herein shall include the sum of all cash payments made (or rollover value contributed) by holders of Series A Preferred and Class A Common to acquire Series A Preferred and Class A Common.

          "Liquidation Value" means $100 per share of Series A Preferred, and with respect to any other series of Preferred Stock designated in accordance with Part B hereof, the Liquidation Value established for such series in the resolution of the Board of Directors establishing such series of Preferred Stock.

          "Original Cost" means the price per share received by the Corporation upon the issuance of Class A Common, Class B Common, Class C Common or other capital stock the Corporation issues from time to time. The Original Cost of any stock issued in exchange for the assets or stock of another business (including any shares issued pursuant to a merger between the Corporation or any of its Subsidiaries and such other business) shall be based on the fair market value of the assets or the stock of the business being acquired, as determined by the Corporation's Board of Directors in its good faith judgment.

          "Permitted Transferees" means (i) in the case of a Brickman, among such individual's Family Group or (ii) in the case of an Investor, among the Investor Affiliates.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

          "SBIC" means a small business investment company licensed under the Small Business Investment Act of 1958, as amended, and its officers, directors or stockholders and any coinvestment entity for the benefit of the officers, directors, employees or advisors of the SBIC or its direct or indirect stockholder(s).

          "Target IRR" means an IRR greater than or equal to 25%.

                                  ARTICLE FIVE

          The Corporation is to have perpetual existence.

                                   ARTICLE SIX

          In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                  ARTICLE SEVEN

          The corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE EIGHT

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE NINE

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                   ARTICLE TEN

          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.